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                                [Letterhead]

FOR IMMEDIATE RELEASE
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Contact: Jeff Paletz, President
Choicetel Communications, Inc.
763-278-6889

            CHOICETEL COMMUNICATIONS, INC., ANNOUNCES WRITE-OFF OF ITS INVESTMENT IN ADVANTS AND AN INCREASE IN ITS SHARE BUY BACK.

Choicetel Communications announced today that it has ceased further funding of Advants, Inc., which is undertaking a plan of recapitalization. Choicetel Communications owns 80% of Advants' outstanding common stock and is a secured creditor of Advants. Advants indicated it is seeking arrangements with all of its creditors and attempting to raise capital from outside sources.

Advants has been pursuing a plan to install public access Internet kiosks throughout the United States. Advants indicated that its inability to close a negotiated transaction with a strategic partner, which included an infusion of capital into Advants, led to its current liquidity problem.

Choicetel Communications considers its equity and secured debt investments of $3.5 million in Advants to be fully impaired at year-end 2000, and accordingly will be written off. Final year-end results are subject to the completion of the annual audit, and will be announced by March 31, 2001. Choicetel Communications operates a route of over 1500 payphones in Puerto Rico, which is profitable, and has previously announced it is seeking a buyer for the Puerto Rico phones. The Payphone operation has been classified as a discontinued business. At year end 2000 Choicetel Communications had cash and liquid investments of $2.7 million dollars.

Choicetel Communications has substantially completed a repurchase of 5% of its shares. To date, the company has repurchased 164,618 shares at an average price of $1.90 per share. The board of directors has authorized an increase of up to an additional 10% of the company's shares to be bought from time to time in the open markent.

THIS RELEASE CONTAINS "FORWARD-LOOKING STATEMENTS" WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995, WHICH CAN BE IDENTIFIED BY THE USE OF FORWARD-LOOKING TERMINOLOGY SUCH AS "MAY", "WILL", "EXPECT", "PLAN", "ESTIMATE", OR "CONTINUE", OR THE NEGATIVE THEREOF OR OTHER VARIATIONS THEREON OR COMPARABLE TERMINOLOGY. INVESTORS ARE CAUTIONED THAT ALL FORWARD-LOOKING STATEMENTS INVOLVE RISK AND UNCERTAINTY.